EXHIBIT 99.1

BBCN Bancorp Appoints Two New Directors to Its Board

LOS ANGELES, Sept. 15, 2014 (GLOBE NEWSWIRE) -- BBCN Bancorp, Inc. (Nasdaq:BBCN) today announced the appointments of William J. Lewis and Kiho Choi to the company's Board of Directors and its wholly owned subsidiary, BBCN Bank, effective immediately. Lewis will chair the Asset/Liability Committee and also serve as a member of the Board Risk and Compliance Committee, Audit Committee and Directors' Loan Committee. Choi will serve as member of the Audit Committee, Asset/Liability Committee, Board Risk and Compliance Committee and Strategic Business Planning Committee. These appointments increase the membership of the Board of Directors from eight to ten, nine of whom will be independent directors.

"Each of the appointees brings a wealth of knowledge and experience in areas which are important to the continued growth and development of BBCN," said Kevin S. Kim, Chairman and Chief Executive Officer of BBCN Bancorp. "A 45-year banking veteran, William Lewis' relevant experience as an executive member of the management team at East West Bank during a high-growth phase from 2002 to 2013 will strongly enhance our Board's oversight capabilities. Kiho Choi is a highly accomplished accounting professional, and his active participation in the broader Korean-American community in Southern California further strengthens our ties with our core community base. We welcome William and Kiho to our Board and look forward to their valuable contributions as we continue to progress as the premier Korean-American bank in the United States."

Lewis, age 70, most recently served as Executive Vice President and Chief Credit Officer of Pasadena-based East West Bank, during which period the bank grew from approximately $3 billion to approximately $24 billion. Prior to joining East West Bank, he served as Executive Vice President and Chief Credit Officer at PriVest Bank, based in Costa Mesa, Calif., from 1998 until it was acquired by American Security Bank in 2002. From 1994 to 1998, he served in the same capacity at Eldorado Bank based in Tustin, Calif. Previously, Lewis was Senior Vice President and Chief Credit Officer for Los Angeles-based Sanwa Bank. He began his banking career in 1969 at First Interstate Bank in Los Angeles where he held various branch and credit management positions during his 13-year tenure with the bank. Lewis earned his B.B.A. in Industrial Administration from the University of New Mexico and his M.B.A. from Golden Gate University. He also completed the Executive Leadership Program at USC Marshall School of Business.

A Certified Public Accountant, Kiho Choi, age 58, is the Managing Partner of Choi, Kim & Park, LLP ("CKP"), the largest Korean-American full service accounting firm in the United States, which he co-founded in 2005. A member of the Public Company Accounting Oversight Board, the firm has a strong SEC practice and provides other specialized services to private companies and U.S. subsidiaries of Korean national companies. With more than 25 years of assurance and business advisory experience, Choi specializes in serving middle-market companies in the banking, health care, manufacturing, and whole distribution and retail industries. He also has extensive audit and consulting experience with financial institutions. Choi has served as President of the Korean American CPA Society of Southern California and as an Advisory Member to Korea Trade Investment Promotion Agency of Los Angles. He is a member of the American Institute of Certified Public Accountants ("AICPA") and a member of the California CPA Society. Choi earned his B.S. and M.S. in Accounting from the University of Illinois, Chicago.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the holding company of BBCN Bank, the largest Korean-American bank in the nation with $6.9 billion in assets as of June 30, 2014. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 49 branches in California, New York, New Jersey, Illinois, Washington and Virginia, along with six loan production offices in Seattle, Denver, Dallas, Atlanta, Northern California and Annandale, Virginia. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

CONTACT: Angie Yang
         SVP, Investor Relations
         213-251-2219
         angie.yang@BBCNbank.com